Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228687 on Form S-8 of our report dated March 18, 2019, relating to the consolidated and combined financial statements of Resideo Technologies, Inc. and subsidiaries (which expresses an unqualified opinion and includes an emphasis of matter paragraph relating to the basis of presentation of the combined financial statements and referring to the expense allocation of certain corporate functions historically provided by Honeywell International, Inc.),  appearing in this Annual Report on Form 10-K of Resideo Technologies, Inc. and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

March 18, 2019